Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Information Statement on Form N-14 of our report dated November 19, 2008 relating to the financial statements and financial highlights which appear in the September 30, 2008 Annual Report to Shareholders of Virtus Core Bond Fund and Virtus Bond Fund (each a series of Virtus Opportunities Trust), which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Information Statement.

Boston, Massachusetts

April 23, 2009